Exhibit 5.1

November 20, 2013

Spark Networks, Inc.

11150 Santa Monica Boulevard, Suite 600

Los Angeles, California 90025

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Spark Networks, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the prospectus supplement dated November 20, 2013 to the prospectus dated April 23, 2013 (together, the “Prospectus”) filed as part of the Registration Statement on Form S-3 (Registration No. 333-187141) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus relates to the offer and sale by the selling stockholders identified in the Registration Statement (the “Selling Stockholders”) of 4,658,500 shares of common stock (the “Shares”), par value $0.001 per share (the “Common Stock”). This opinion letter also relates to the preferred stock purchase rights associated with the Common Stock (the “Rights”), with respect to the Shares, heretofore issued to the Selling Stockholders, pursuant to the Rights Agreement (as defined below). This opinion letter is being delivered at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the offer and sale of the Shares.

The Shares are to be sold by the Selling Stockholders to underwriters pursuant to an Underwriting Agreement dated November 20, 2013 among the Company, the Selling Stockholders and the representatives of the underwriters named therein.

You have requested our opinions as to the matters set forth below in connection with the Registration Statement. For purposes of rendering those opinions, we have examined (i) the Registration Statement, (ii) the Prospectus (iii) the Company’s Certificate of Incorporation, as amended or supplemented (iv) the Company’s Bylaws, as amended or supplemented, (v) the corporate actions of the Company that provided for the issuance of the Shares and Rights, and (vi) the Rights Agreement (the “Rights Agreement”) dated July 9, 2007 between the Company and The Bank of New York (now known as Computershare Trust Company N.A.) and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently verified any of those assumptions.

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For purposes of the opinions contained in this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Company are actually serving in such capacity, that the representations of officers and employees of the Company are correct as to questions of fact and that each party to the documents we have examined or relied on (other than the Company) has the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. We have not independently verified any of these assumptions.

Our opinions expressed in this opinion letter are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws, (b) the laws of any other jurisdiction, or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority. The opinions set forth below are rendered as of the date of this opinion letter. We assume no obligation to update or supplement such opinions to reflect any changes of law or fact that may occur.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable, and the Rights associated with the Shares have been validly issued and constitute binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity), limitations on the availability of equitable relief, including specific performance, implied covenants of good faith and fair dealing and unreasonable conduct of the party seeking enforcement, including concepts of coercion, duress, unconscionability, undue influence, laches and estoppel. With respect to our opinion on the binding effect and enforceability of the Rights:

•	the opinion does not address the determination a court of competent jurisdiction may make regarding whether the board of directors would be required to redeem or terminate, or take other action with respect to, the rights at some future time based on the facts and circumstances existing at that time;

•	board members are assumed to have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement; and

•	the opinion addresses the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating such rights in their entirety.

We hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated under the Securities Act by the Commission nor do we admit that we are in the category of persons whose consent

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is required under Section 7 of the Securities Act or the rules and regulations promulgated under the Securities Act by the Commission.

Yours truly,

/s/ K&L Gates LLP